Exhibit 1.1

CENTERPOINT ENERGY, INC.

60,550,459 Shares

Common Stock, Par Value $0.01 Per Share

Underwriting Agreement

September 25, 2018

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

as the Representatives of the several Underwriters

Ladies and Gentlemen:

CenterPoint Energy, Inc., a Texas corporation (the “Company”), confirms, subject to the terms and conditions stated herein, its agreement to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) and the purchase by the Underwriters, acting severally and not jointly, of the respective number of shares (the “Initial Securities”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company set forth opposite their names in Schedule I hereto. The Company also hereby grants the several Underwriters, acting severally and not jointly, the option, pursuant to Section 2(b) hereof, to purchase all or part of 9,082,568 additional shares of Common Stock to cover over-allotments (such shares, the “Option Securities”) if and to the extent that Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as joint-book running managing underwriters and representatives of the several Underwriters (together, the “Representatives”), shall have determined to exercise, on behalf of the Underwriters, the right to purchase such Option Securities. The Initial Securities and the Option Securities are hereinafter collectively referred to as the “Securities.”

The Company understands that the several Underwriters propose to offer the Securities for sale upon the terms and conditions contemplated by this Agreement and reflected in the documents in Schedule III (such documents herein called the “Pricing Disclosure Package”).

The Company is concurrently publicly offering depositary shares (the “Depositary Shares”), each of which represents a 1/20th interest in a share of its mandatory convertible preferred stock, through the Representatives and any other underwriters pursuant to a separate underwriting agreement (the “Depositary Shares Offering”). The offering of the Securities is not contingent upon completion of the Depositary Shares Offering; the Depositary Shares Offering is not contingent upon the completion of the offering of the Securities; and the Depositary Shares are not being offered together with the Securities.

On April 21, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Vectren Corporation, an Indiana corporation (“Vectren”), and Pacer Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Vectren (the “Merger”), with Vectren continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of the Company.

1. Representations and Warranties of the Company.

(a) The Company represents and warrants to, and agrees with, each of the Underwriters, on and as of the date hereof, the Closing Date (as defined in Section 2(c)) and each Option Time of Delivery (as defined in Section 2(b)) (if any) that:

(i) A joint registration statement on Form S-3 with respect to the Securities and other securities (File No. 333-215833), copies of which have been made available to the Underwriters, has been prepared and filed with the Securities and Exchange Commission (the “Commission”) by the Company, together with CenterPoint Energy Houston Electric, LLC and CenterPoint Energy Resources Corp. Such registration statement, as amended through the date hereof (including by post-effective amendment No. 1 thereto), including a prospectus, has become effective under the Securities Act of 1933, as amended (the “1933 Act”), and no stop order suspending its effectiveness has been issued and no proceeding for that purpose or pursuant to Section 8A of the 1933 Act against the Company or related to the offering has been initiated or, to the best knowledge of the Company, threatened by the Commission. The term “Registration Statement” means such registration statement, as amended through the date hereof (including by post-effective amendment No. 1 thereto), as deemed revised pursuant to Rule 430B(f)(1) under the 1933 Act on the date of such registration statement’s effectiveness for purposes of Section 11 of the 1933 Act, as such section applies to the Company and the Underwriters for the Securities pursuant to Rule 430B(f)(2) under the 1933 Act (the “Effective Date”). The base prospectus included in the Registration Statement relating to the Securities and certain other issues of debt and equity securities (exclusive of any supplement filed pursuant to Rule 424 under the 1933 Act (“Rule 424”)) is herein called the “Basic Prospectus.” The Basic Prospectus as amended and supplemented by a preliminary prospectus supplement dated September 24, 2018 relating to the Securities immediately prior to the Applicable Time (as defined below) is hereinafter called the “Preliminary Prospectus.” The Company proposes to file together with the Basic Prospectus and pursuant to Rule 424 a prospectus supplement specifically relating to the Securities and reflecting the terms of the Securities represented thereby and plan of distribution arising from this Agreement (herein called the “Pricing Supplement”) and has previously advised the Underwriters of all the information to be set forth therein. The term “Prospectus” means the Basic Prospectus together with the Pricing Supplement, as first filed with the Commission pursuant to Rule 424.

Any reference herein to the Basic Prospectus, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein, or deemed to be incorporated by reference therein, and filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”), on or before the date of such Basic Prospectus, Preliminary Prospectus or Prospectus, as applicable; any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Basic Prospectus, the Preliminary Prospectus or Prospectus shall be deemed to refer to and include, without limitation, the filing of any document under the 1934 Act deemed to be incorporated therein by reference after the date of such Basic Prospectus, Preliminary Prospectus or Prospectus.

For purposes of this Agreement, the “Applicable Time” is 11:28 p.m. (Houston Time) on the date of this Agreement;

(ii) The Registration Statement, each Permitted Free Writing Prospectus (as defined in Section 3(a)), the Preliminary Prospectus and the Prospectus conform, and any amendments or supplements thereto will conform, in all material respects to the requirements of the 1933 Act and the rules and regulations of the Commission thereunder; and (A) the Registration Statement will not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (B)(i) the Pricing Disclosure Package does not, as of the Applicable Time, (ii) the Prospectus and any amendment or supplement thereto will not, as of their dates, and (iii) the Prospectus, as it may be amended or supplemented pursuant to Section 4 hereof, as of the Closing Date (and, if any Option Securities are purchased, as of each Option Time of Delivery) will not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to: (A) any statements or omissions made in reliance upon and in conformity with any information furnished in writing by, or through the Representatives on behalf of, any Underwriter for use therein, and (B) any Form T-1 Statement of Eligibility and Qualification included as an exhibit to the Registration Statement;

(iii) Each document filed, and to the extent such document has been amended, as amended, or to be filed pursuant to the 1934 Act and incorporated by reference, or deemed to be incorporated by reference in the Preliminary Prospectus or the Prospectus (including, without limitation, any document to be filed pursuant to the 1934 Act which will be incorporated by reference in the Prospectus) conformed or, when so filed, will conform in all material respects to the requirements of the 1934 Act and the applicable rules and regulations of the Commission thereunder, and none of such documents included, and to the extent such document has been amended, as amended or, when so filed, will include any untrue statement of a material fact or omitted or, when so filed, will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv) Any Permitted Free Writing Prospectus or other Issuer Free Writing Prospectus (such term having the meaning assigned to it by Rule 433 of the 1933 Act (“Rule 433”)) does not include anything that conflicts with the information contained or incorporated by reference in the Registration Statement, the Preliminary Prospectus or the Prospectus; and any such Permitted Free Writing Prospectus or other Issuer Free Writing Prospectus, when taken together with the information contained in the Registration Statement, any Preliminary Prospectus and the Prospectus, did not, when issued or filed pursuant to Rule 433, and does not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with any information furnished in writing by, or through the Representatives on behalf of, any Underwriter for use therein;

(v) (A) At the time of filing of the Registration Statement, (B) at the time of the most recent amendment to the Registration Statement for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus) and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the 1933 Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 under the 1933 Act, the Company was a “well-known seasoned issuer” (as defined in Rule 405 under the 1933 Act);

(vi) With respect to the Registration Statement, (A) the Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 under the 1933 Act), (B) the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act objecting to the use of the automatic shelf registration statement and (C) the conditions for use of Form S-3 have been, and continue to be, satisfied by the Company;

(vii) At the determination date for purposes of the Securities within the meaning of Rule 164(h) under the 1933 Act, the Company was not an “ineligible issuer” as defined in Rule 405 under the 1933 Act;

(viii) The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Texas, with corporate power and authority to own its properties and conduct its business as described in the Pricing Disclosure Package and the Prospectus;

(ix) Each Significant Subsidiary (as defined in Regulation S-X under the 1933 Act) of the Company has been duly formed and is validly existing in good standing under the laws of the jurisdiction of its formation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Prospectus; and each Significant Subsidiary of the Company is duly qualified to do business as a foreign corporation, limited partnership or limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding ownership interests of each Significant Subsidiary of the Company have been duly authorized and validly issued in accordance with the organizational documents of such Significant Subsidiary; and the ownership interests of each Significant Subsidiary owned by the Company, directly or through subsidiaries, are owned free from liens, encumbrances and defects;

(x) This Agreement has been duly authorized, executed and delivered by the Company;

(xi) The Company’s authorized equity capitalization is as set forth in the Pricing Disclosure Package and the Prospectus; the capital stock of the Company conforms in all material respects to the description thereof contained in the Pricing Disclosure Package and the Prospectus; and all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable;

(xii) The Securities have been duly authorized by the Company and, when issued and delivered against payment therefor pursuant to this Agreement, the Securities will be validly issued, fully paid and nonassessable; the shareholders of the Company have no preemptive or similar statutory rights with respect to the Securities; and the Securities will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Prospectus;

(xiii) The issuance by the Company of the Securities, the compliance by the Company with all of the applicable provisions of this Agreement, and the consummation by the Company of the transactions contemplated herein, (a) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of the property or assets of the Company or any subsidiary is subject, which conflict, breach, violation, or default would individually, or in the aggregate, have a material adverse effect on the financial condition, business, prospects or results of operations of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”); and (b) will not result in any violation of the provisions of the Restated Articles of Incorporation or the Third Amended and Restated By-laws or other organizational documents of the Company, the charter, by-laws or other organizational documents of any subsidiary of the Company or any existing statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company’s or any of its or its subsidiaries’ properties;

(xiv) No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issuance of the Securities or the consummation by the Company of the other transactions contemplated by this Agreement, except such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or blue sky laws in connection with the issuance by the Company of the Securities and the purchase and distribution of the Securities by the Underwriters;

(xv) The Company and its subsidiaries possess certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect;

(xvi) Except as disclosed in the Pricing Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which has a reasonable possibility of leading to such a claim;

(xvii) Except as disclosed in the Pricing Disclosure Package and the Prospectus, there are no pending actions, suits or proceedings against or affecting (i) the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or (ii) the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Securities; no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated; and except as disclosed in the Pricing Disclosure Package and the Prospectus, nothing has come to the attention of the Company that would cause it to believe that there are any pending actions, suits or proceedings against or affecting Vectren or any of its subsidiaries or any of their respective properties that, if determined adversely to Vectren or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the financial condition, prospects, business or results of operations of Vectren and its subsidiaries, such that the Company has the right to terminate its obligations to acquire Vectren under the Merger Agreement or decline to consummate the acquisition of Vectren as a result of such material adverse effect (such material adverse effect described in this clause, a “Vectren Material Adverse Effect”);

(xviii) The financial statements of the Company included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; and nothing has come to the attention of the Company that would cause it to believe that (i) the financial statements of Vectren included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus do not present fairly, in all material respects, the financial position of Vectren and its consolidated subsidiaries as of the dates shown and the results of their operations and cash flows for the periods shown and (ii) except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, such financial statements have not been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. The historical pro forma financial statements of the Company included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus were, as of the date such pro forma financial statements were filed with the Commission, prepared in accordance with the applicable requirements of the 1933 Act. The assumptions used in preparing the pro forma financial statements included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus provided, as of the date such pro forma financial statements were filed with the Commission, a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein; the related pro forma adjustments give appropriate effect to those assumptions in all material respects; and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts in all material respects;

(xix) (A) Since the date of the latest audited financial statements of the Company incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus and except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus: (i) there has been no material adverse change in the business, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole; and (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its equity interests (other than regular quarterly dividends on the Common Stock);

(B) Nothing has come to the attention of the Company that would cause it to believe that, since the date of the latest financial statements of Vectren incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus and except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there has been any material adverse change in the business, financial condition, prospects or results of operations of Vectren and its subsidiaries, such that the Company has the right to terminate its obligations to acquire Vectren under the Merger Agreement or decline to consummate the acquisition of Vectren as a result of such material adverse change;

(xx) The Company maintains a system of internal accounting controls and maintains disclosure controls and procedures in conformity with the requirements of the 1934 Act and is otherwise in compliance in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith;

(xxi) Deloitte & Touche LLP, who have certified certain financial statements of each of the Company and its subsidiaries and Vectren and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries and Vectren and its subsidiaries, as the case may be, within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the 1933 Act;

(xxii) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus under the caption “Use of Proceeds,” will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(xxiii) The operations of the Company and its subsidiaries are and, since January 1, 2006, have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(xxiv) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC; and

(xxv) Nothing has come to the attention of the Company that would cause it to believe that all representations and warranties made by Vectren in the Merger Agreement are not true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined in the Merger Agreement) or similar limitation as set forth therein), except in each case where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect assuming the consummation of the transactions contemplated by the Merger Agreement.

2. Sale and Delivery.

(a) Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, the number of Initial Securities set forth in Schedule I opposite the name of such Underwriter (plus an additional amount of Initial Securities that such Underwriter may become obligated to purchase pursuant to the provisions of Section 8 hereof) at a price of $26.50 per share (the “Purchase Price”).

(b) Subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase all or part of an additional 9,082,568 Option Securities to cover over-allotments at the Purchase Price less an amount per share equal to any dividends or distributions declared, paid or payable by the Company in respect of the Initial Securities but not payable in respect of the Option Securities (the “Option Purchase Price”). The Underwriters may exercise the option to purchase Option Securities at any time in whole, or from time to time in part, by giving written notice (an “Exercise Notice”) to the Company not later than 30 days after the date of the Pricing Supplement. Any such Exercise Notice shall specify the number of Option Securities to be purchased by the Underwriters and the date on which such Option Securities are to be purchased. Each purchase date of Option Securities must be at least one business day after the Exercise Notice is sent to the Company and may not be earlier than the Closing Date nor later than ten business days after the date of such Exercise Notice unless, in each case, otherwise agreed in writing by the Representatives and the Company. Following delivery of an Exercise Notice, on each day, if any, that Option Securities are to be purchased (each, an “Option Time of Delivery”), each Underwriter agrees, severally and not jointly, to purchase the number of Option Securities (subject to such adjustments to eliminate fractional shares as the Representatives may determine) that bears the same proportion to the total number of Option Securities to be purchased at such Option Time of Delivery as the number of Initial Securities set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Initial Securities.

(c) The Initial Securities to be purchased by each Underwriter hereunder will be represented by one or more registered global securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian, unless the Representatives shall otherwise instruct. The Company will deliver the Initial Securities to Goldman Sachs & Co. LLC, acting on behalf of the Underwriters for the account of each Underwriter, against payment by or on behalf of such Underwriter of the amount therefor, as set forth above, by wire transfer of Federal (same day) funds to a commercial bank account located in the United States and designated in writing at least forty-eight hours prior to the Closing Date by the Company to Goldman Sachs & Co. LLC, by causing DTC to credit the Initial Securities to the account of Goldman Sachs & Co. LLC, at DTC. The Company will cause the global certificates representing the Securities to be made available to the Representatives, acting on behalf of the Underwriters, for checking at least twenty-four hours prior to the Closing Date at the office of DTC or its designated custodian (the “Designated Office”). The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on October 1, 2018 or such other time and date as the Representatives and the Company may agree upon in writing. Such time and date are herein called the “Closing Date.”

(d) The documents to be delivered on the Closing Date by or on behalf of the parties hereto pursuant to Section 6 hereof, including the cross-receipt for the Securities and any additional certificates requested by the Underwriters pursuant to Section 6(h) hereof, will be delivered at such time and date at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002-4995 or such other location as the Representatives and the Company may agree in writing (the “Closing Location”), and the Securities will be delivered at the Designated Office, all on the Closing Date. A meeting will be held at the Closing Location at 1:00 p.m., New York City time or at such other time as the Representatives and the Company may agree in writing, on the New York Business Day next preceding the Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 2, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices and in accordance with the terms set forth above, or at such other place as shall be agreed upon by the Representatives and the Company, on each Option Time of Delivery as specified in the notice from the Representatives to the Company.

3. Free Writing Prospectuses.

(a) The Company represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the 1933 Act, other than a free writing prospectus, the use of which has been consented to by the Company and the Representatives; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the free writing prospectuses listed on Schedule IV hereto. Any such free writing prospectus consented to by the Representatives and the Company is herein called a “Permitted Free Writing Prospectus”; each Underwriter, severally and not jointly, represents and agrees that, without the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the 1933 Act, other than a Permitted Free Writing Prospectus or a free writing prospectus that is not required to be filed by the Company pursuant to Rule 433.

(b) The Company agrees to prepare a term sheet specifying the terms of the Securities not contained in the Preliminary Prospectus, substantially in the form of Schedule II hereto and approved by the Representatives, and to file such pricing term sheet pursuant to Rule 433(d) within the time period prescribed by such Rule.

(c) The Company and the Representatives have complied and will comply with the requirements of Rule 433 applicable to any free writing prospectus, including timely Commission filing where required and legending.

(d) The Company agrees that if at any time following issuance of a Permitted Free Writing Prospectus or other Issuer Free Writing Prospectus any event has occurred that results in such Permitted Free Writing Prospectus or other Issuer Free Writing Prospectus conflicting, or it becomes known that such Permitted Free Writing Prospectus or other Issuer Free Writing Prospectus conflicts with the information in the Registration Statement, the Preliminary Prospectus or the Prospectus, or the Pricing Disclosure Package including an untrue statement of a material fact or omitting to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Underwriter a free writing prospectus or other document, the use of which has been consented to by the Representatives, which will correct such conflict, statement or omission; provided, however, that this representation and warranty shall not apply to any statements or omissions in the Pricing Disclosure Package made in reliance upon and in conformity with information furnished in writing to the Company by, or through the Representatives on behalf of, any Underwriter expressly for use therein.

4. Covenants and Agreements.

The Company covenants and agrees with each of the Underwriters:

(a) That the Company will furnish without charge to the Underwriters a copy of the Registration Statement, including all documents incorporated by reference therein and exhibits filed with the Registration Statement (other than exhibits which are incorporated by reference and have previously been so furnished), and, during the period mentioned in paragraph (c) below, as many written and electronic copies of the Preliminary Prospectus, the Pricing Disclosure Package and the Prospectus, any documents incorporated by reference therein at or after the date thereof (including documents from which information has been so incorporated) and any supplements and amendments thereto as each Underwriter may reasonably request;

(b) That the Company will cause the Preliminary Prospectus and the Prospectus to be filed pursuant to, and in compliance with, Rule 424(b) and will promptly advise the Underwriters (i) when any amendment to the Registration Statement shall have been filed; provided, that, with respect to documents filed pursuant to the 1934 Act and incorporated by reference into the Registration Statement, such notice shall only be required during such time as the Underwriters are required in the reasonable opinion of the Representatives, based on advice of Hunton Andrews Kurth LLP, counsel for the Underwriters, to deliver a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the 1933 Act), (ii) of any request by the Commission for any amendment of the Registration Statement, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose or pursuant to Section 8A of the 1933 Act against the Company or related to the offering, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the receipt by the Company of any notice from the Commission pursuant to Rule 401(g)(2) of the 1933 Act. So long as any Underwriter is required in the reasonable opinion of the Representatives, based on advice of Hunton Andrews Kurth LLP, to deliver a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the 1933 Act), the Company will not file any amendment to the Registration Statement or supplement to the Preliminary Prospectus or the Prospectus to which the Representatives or Hunton Andrews Kurth LLP shall have reasonably objected in writing and the Company shall furnish one copy of every such amendment or supplement to each of the Representatives and to Hunton Andrews Kurth LLP. If the Commission shall issue a stop order suspending the effectiveness of the Registration Statement, the Company will take such steps to obtain the lifting of that order as promptly as practical. If the Company receives a notice from the Commission pursuant to Rule 401(g)(2) of the 1933 Act, the Company will promptly take such steps including, without limitation, amending the Registration Statement or filing a new registration statement, at its own expense, as may be necessary to permit offers and sales of the Securities by the Underwriters (references herein to the Registration Statement shall include any such amendment or new registration statement);

(c) That if, at any time when in the reasonable opinion of the Representatives, based on advice of Hunton Andrews Kurth LLP, the information in the Pricing Disclosure Package or the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the 1933 Act) is required by law to be delivered by an Underwriter or a dealer, any event shall occur as a result of which it is necessary, in the reasonable opinion of the Representatives, based on advice of Hunton Andrews Kurth LLP, or counsel for the Company, to amend or supplement the Pricing Disclosure Package or the Prospectus or modify the information incorporated by reference therein in order to make the statements therein, in light of the circumstances existing when the information in the Pricing Disclosure Package or the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the 1933 Act) is delivered to a purchaser, not misleading, or if it shall be necessary in the reasonable opinion of any such counsel, to amend or supplement the Pricing Disclosure Package or the Prospectus or modify such information to comply with law, the Company will forthwith (i) prepare and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses the Underwriters will furnish to the Company) to whom Securities may have been sold by the Underwriters and to any other dealers upon reasonable request, either amendments or supplements to the Pricing Disclosure Package or the Prospectus or (ii) file with the Commission documents incorporated by reference in the Pricing Disclosure Package and Prospectus, which shall be so supplied to the Underwriters and such dealers, in either case so that the statements in the Pricing Disclosure Package or the Prospectus as so amended, supplemented or modified will not, in light of the circumstances when the information in the Pricing Disclosure Package or the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the 1933 Act) is delivered to a purchaser, be misleading or so that the Pricing Disclosure Package and the Prospectus will comply with law;

(d) The Company will not for a period of 60 days following the date hereof, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, (i) offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (other than the Securities), or publicly announce an intention to effect any such transaction, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided, however, that the Company may (1) issue and sell the Securities, (2) issue and sell the Company’s mandatory convertible preferred stock (the “Mandatory Convertible Preferred Stock”) represented by the Depositary Shares in the Depositary Shares Offering, (3) issue shares of Common Stock resulting from the conversion of the Mandatory Convertible Preferred Stock and any shares of Common Stock permitted to be paid as a dividend on the

Mandatory Convertible Preferred Stock pursuant to its statement of resolution, (4) issue Common Stock or securities convertible into or exchangeable for Common Stock upon exercise of an option or warrant or conversion of a security outstanding on the date of the Prospectus, (5) issue Common Stock or securities convertible into or exchangeable for Common Stock in amounts permitted on the date hereof under the Company’s employee or non-employee director stock option plans, benefit plans and long-term incentive plans and (6) issue Common Stock or securities convertible into or exchangeable for Common Stock under the CenterPoint Energy, Inc. Savings Plan and CenterPoint Energy, Inc. Investor’s Choice Plan.

This Section 4(d) shall not during the foregoing 60 day period prohibit the Company from filing any (i) registration statements, including pre- or post-effective amendments to registration statements, with the Commission relating to any securities of the Company other than Common Stock or securities convertible into or exchangeable for Common Stock or (ii) registration statements, including pre- or post-effective amendments to registration statements, (A) relating to the issuance of Common Stock in amounts permitted on the date hereof pursuant to any employee or non-employee director stock option plans, benefit plans and long-term incentive plans of the Company, (B) relating to the issuance of Common Stock pursuant to the CenterPoint Energy, Inc. Savings Plan or the CenterPoint Energy, Inc. Investor’s Choice Plan or (C) relating to Common Stock issuable upon conversion of convertible debt securities of the Company or its subsidiaries existing at the date hereof.

For the avoidance of doubt, nothing in this Section 4(d) shall during the foregoing 60 day period prohibit the Company from (i) issuing shares of its common stock, preferred or preference shares of the Company or depositary shares representing interests therein or debt securities in order to finance the Company’s acquisition of Vectren or (ii) filing any registration statements, including pre- or post-effective amendments to registration statements, with the Commission in order to finance the Company’s acquisition of Vectren;

(e) That the Company will endeavor to qualify, at its expense, the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Underwriters shall reasonably request and to pay all filing fees, reasonable expenses and legal fees in connection therewith and in connection with the determination of the eligibility for investment of the Securities; provided, that the Company shall not be required to qualify as a foreign corporation or a dealer in securities or to file any consents to service of process under the laws of any jurisdiction;

(f) That the Company will make generally available to its security holders and the holders of the Securities as soon as practicable an earnings statement of the Company covering a twelve-month period beginning after the Closing Date which shall satisfy the provisions of Section 11(a) of the 1933 Act and the rules and regulations of the Commission thereunder (including Rule 158 under the 1933 Act); and

(g) That the Company will use its commercially reasonable efforts to have the Securities approved for listing, upon official notice of issuance by the New York Stock Exchange (“NYSE”) and the Chicago Stock Exchange (“CHX”), at or prior to the Closing Date or any Option Time of Delivery.

5. Expenses.

The Company covenants and agrees with the several Underwriters that the Company will pay or cause to be paid the following: (i) all expenses in connection with the preparation, printing and filing of the Registration Statement as originally filed and of each amendment thereto; (ii) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and all other expenses in connection with the preparation, printing and filing of the Basic Prospectus, any Permitted Free Writing Prospectus, any other Issuer Free Writing Prospectus, the Preliminary Prospectus, the Pricing Disclosure Package and the Prospectus, and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (iii) all reasonable expenses in connection with the qualification of the Securities for offering and sale under state securities laws as provided in Section 4(e) hereof, including the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Securities including, without limitation, any travel expenses of the Company’s officers and employees; (vii) any fees and expenses in connection with listing the Securities on the NYSE and the CHX, as applicable; (viii) the fees and expenses of the transfer agent and registrar for the Securities and any agent of such transfer agent or registrar, as the case may be; (ix) the cost of preparing the certificates representing the Securities, if any; and (x) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 7 and 10 hereof, the Underwriters will pay all of their own costs and expenses, including any advertising expenses connected with any offers they may make and the fees, disbursements and expenses of counsel for the Underwriters.

6. Conditions of Underwriters’ Obligations.

The obligations of the Underwriters to purchase and pay for the Initial Securities on the Closing Date shall be subject to the accuracy, at and (except as otherwise stated herein) as of the date hereof, at and as of the Applicable Time, and at and as of the Closing Date, of the representations and warranties made herein by the Company, to compliance at and as of the Closing Date by the Company with its covenants and agreements herein contained and the other provisions hereof to be satisfied at or prior to the Closing Date and to the following additional conditions:

(a) (i) No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose or pursuant to Section 8A of the 1933 Act against the Company or related to the offering shall be pending before or threatened by the Commission and no notice from the Commission pursuant to Rule 401(g)(2) of the 1933 Act shall have been received, (ii) the Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for filing by the rules and regulations under the 1933 Act and in accordance herewith and each Permitted Free Writing Prospectus shall have been filed by the Company with the Commission within the applicable time periods prescribed for such filings by, and otherwise in compliance with Rule 433 to the extent so required and (iii) the Underwriters shall have received on and as of the Closing Date, a certificate dated such date, signed by an executive officer (including, without limitation, the Treasurer) of the Company, to the foregoing effect (which certificate may be to the best of such officer’s knowledge after reasonable investigation).

(b) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change in the business, financial condition, prospects or results of operations of the Company and its subsidiaries (assuming, solely for the purposes of this clause (i) of Section 6(b), that Vectren is a subsidiary of the Company) taken as one enterprise which, in the reasonable judgment of the Representatives, is material and adverse and makes it impractical to proceed with completion of the offering or the sale of and payment for the Securities on the terms set forth herein; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined under the 1934 Act), or any public announcement that any such organization has newly placed under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, the NASDAQ, or on the over-the-counter market or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (iv) any general moratorium on commercial banking activities declared by U.S. Federal or New York State authorities; (v) any major disruption of settlements of securities or clearance services in the United States or (vi) any act of terrorism in the United States, any attack on, outbreak or escalation of hostilities involving the United States, any declaration of war by Congress or any other national or international calamity or crisis if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or crisis on the financial markets makes it impractical to proceed with completion of the offering or sale of and payment for the Securities on the terms set forth herein.

(c) Hunton Andrews Kurth LLP, counsel for the Underwriters, shall have furnished to you such opinion or opinions, dated the Closing Date, with respect to such matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(d) Dana C. O’Brien, Esq., Senior Vice President, General Counsel and Assistant Corporate Secretary of the Company, or Monica Karuturi, Esq., Vice President and Associate General Counsel of the Company, shall have furnished to you her written opinion, dated the Closing Date, in form and substance satisfactory to you, to the effect that:

(i) The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Texas and has corporate power and authority to own its properties and conduct its business as described in the Pricing Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(ii) Each Significant Subsidiary of the Company has been duly formed and is validly existing in good standing under the laws of the jurisdiction of its formation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Prospectus; and each Significant Subsidiary of the Company is duly qualified to do business as a foreign corporation, limited partnership or limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; all of the issued and outstanding ownership interests of each Significant Subsidiary of the Company have been duly authorized and validly issued in accordance with the organizational documents of such Significant Subsidiary; and the ownership interests of each Significant Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects;

(iii) The Company’s authorized equity capitalization is as set forth in the Pricing Disclosure Package and the Prospectus and the capital stock of the Company conforms, as to legal matters, in all material respects to the description thereof contained in the Pricing Disclosure Package and the Prospectus; and the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable;

(iv) No consent, approval, authorization or other order of, or registration with, any governmental regulatory body (other than such as may be required under applicable state securities laws, as to which such counsel need not express an opinion) is required for the issuance and sale of the Securities being delivered at the Closing Date or for the consummation by the Company of the transactions contemplated by this Agreement;

(v) To such counsel’s knowledge and other than as set forth or contemplated in the Pricing Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending or threatened to which the Company is subject, which, individually or in the aggregate, have a reasonable possibility of having a Material Adverse Effect;

(vi) The execution, delivery and performance by the Company of this Agreement and the issuance and sale of the Securities, will not result in the breach or violation of, or constitute a default under, (a) the Restated Articles of Incorporation, the Third Amended and Restated By-laws or other organizational documents of the Company, each as amended to date, (b) any indenture, mortgage, deed of trust or other agreement or instrument for borrowed money to which the Company is a party or by which it is bound or to which its property is subject or (c) any law, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its property, in any manner which, in the case of clause (b), individually or in the aggregate, would have a Material Adverse Effect;

(vii) The description of statutes and regulations set forth in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 under the captions “Our Business—Regulation” and “Our Business—Environmental Matters,” and those described elsewhere in the Pricing Disclosure Package and the Prospectus, fairly describe in all material respects the portions of the statutes and regulations addressed thereby; and

(viii) Such counsel does not know of any contracts or documents of a character required to be described in the Registration Statement, Pricing Disclosure Package or Prospectus or to be filed as exhibits to the Registration Statement which are not so described or filed.

(e) Baker Botts L.L.P., counsel for the Company, shall have furnished to you their written opinion, dated the Closing Date, in form and substance satisfactory to you, to the effect that:

(i) The statements set forth in the Basic Prospectus under the caption “Description of Our Capital Stock” accurately summarize in all material respects the provisions of the Company’s Restated Articles of Incorporation, the Third Amended and Restated By-laws, applicable laws of the State of Texas, and the Securities conform, as to legal matters, in all material respects to the descriptions thereof contained in the Pricing Disclosure Package and the Prospectus under the caption “Description of Our Capital Stock”;

(ii) The Securities have been duly and validly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor pursuant to the terms of this Agreement, the Securities will be duly and validly issued, fully paid and nonassessable; and the issuance of the Securities will not be subject to any preemptive or similar rights under the Restated Articles of Incorporation or the Third Amended and Restated By-laws of the Company, each as amended to date, or the Texas Business Organizations Code to subscribe for shares of Common Stock;

(iii) The Registration Statement has become effective under the 1933 Act, and, to such counsel’s knowledge, no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose or pursuant to Section 8A of the 1933 Act against the Company or related to the offering have been instituted and are pending by the Commission under the 1933 Act;

(iv) The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the Company;

(v) The Company is not and, immediately after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom as described in the Pricing Disclosure Package and Prospectus, will not be required to register as an “investment company” as defined in the Investment Company Act; and

(vi) Although the discussion set forth in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences” does not purport to discuss all possible United States Federal tax consequences of the purchase, ownership, and disposition of the Securities, in such counsel’s opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States Federal income tax consequences of the ownership of the Securities and the disposition of the Securities by the holders addressed therein, based upon current law and subject to the qualifications set forth therein.

In addition, the opinion shall contain a section or paragraph substantially to the following effect:

Such counsel has reviewed the Registration Statement, the Pricing Disclosure Package and the Prospectus and has participated in conferences with officers and other representatives of the Company, with representatives of the Company’s independent registered public accounting firm and with the Underwriters and their counsel, at which the contents of the Registration Statement, the Pricing Disclosure Package, the Prospectus and related matters were discussed. The purpose of their professional engagement was not to establish or confirm factual matters set forth in the Registration Statement, the Pricing Disclosure Package or the Prospectus, and they have not undertaken to verify independently any of the factual matters in such documents. Moreover, many of the determinations required to be made in the preparation of the Registration Statement, the Pricing Disclosure Package and the Prospectus involve matters of a non-legal nature. Accordingly, they are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained or included in, the Registration Statement, the Pricing Disclosure Package and the Prospectus (except to the extent stated in subparagraphs (i) and (vi) above). Subject to the foregoing and on the basis of the information they gained in the course of performing the services referred to above, they advise the Underwriters that:

(a) the Registration Statement, as of the Effective Time, the Preliminary Prospectus, as of the Applicable Time, the Pricing Term Sheet attached as Schedule II to this Agreement, as of its date, and the Prospectus, as of its date and the Closing Date, appear on their face to be appropriately responsive in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder, and each document incorporated by reference in the Registration Statement, as of the Effective Time, and the Prospectus, as of its date and the Closing Date, as originally filed pursuant to the 1934 Act, appears on its face to be appropriately responsive in all material respects to the requirements of the 1934 Act and the rules and regulations of the Commission thereunder; and

(b) nothing came to their attention that caused them to believe that:

(1) the Registration Statement, as of the Effective Time, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading,

(2) the Pricing Disclosure Package, as of the Applicable Time, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(3) the Prospectus, as of its date, or as of the Closing Date, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

it being understood that in each case they have not been asked to, and do not, express any belief with respect to (a) the financial statements and schedules or other financial, accounting or statistical information contained or included or incorporated by reference therein or omitted therefrom, (b) representations and warranties and other statements of fact contained in the exhibits to the Registration Statement or to documents incorporated by reference therein or (c) that part of the Registration Statement that constitutes the Form T-1.

(f) At the time of execution of this Agreement, Deloitte & Touche LLP shall have furnished to you:

(i) a letter dated the date of such execution, substantially in the form heretofore supplied and deemed satisfactory to you with respect to the audited and unaudited consolidated financial statements and certain financial information of the Company included or incorporated by reference into the Registration Statement; and

(ii) a letter dated the date of such execution, substantially in the form heretofore supplied and deemed satisfactory to you with respect to the audited and unaudited consolidated financial statements and certain financial information of Vectren included or incorporated by reference into the Registration Statement

(g) At the Closing Date, Deloitte & Touche LLP shall have furnished you letters, dated the Closing Date, to the effect that such accountants reaffirm, as of such date and as though made on such date, the statements made in the letters furnished by such accountants pursuant to paragraph (f) of this Section 6, except that the specified date referred to in such letters will be a date not more than three business days prior to the Closing Date.

(h) The Company shall have furnished or caused to be furnished to you at the Closing Date, certificates of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, (i) to the best of their knowledge after reasonable investigation, shall state that (A) the representations and warranties of the Company in this Agreement are true and correct, (B) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and (C) subsequent to the date of the most recent financial statements in the Pricing Disclosure Package and the Prospectus, there has been no material adverse change in the business, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole except as set forth in or contemplated by the Pricing Disclosure Package and the Prospectus, (ii) nothing has come to the attention of the Company that would cause it to believe that subsequent to the date of the most recent financial statements in the Pricing Disclosure Package and the Prospectus, there has been any Vectren Material Adverse Effect except as set forth in or contemplated by the Pricing Disclosure Package and the Prospectus and (iii) as to such other matters as you may reasonably request.

(i) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would as of the Closing Date, prevent the issuance or the sale of the Securities; and no injunction, restraining order or order of any other nature by any court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities.

(j) The Securities shall be eligible for clearance and settlement through DTC.

(k) The Company shall have caused the Securities to be approved for listing on the NYSE and the CHX, subject only to official notice of issuance.

(l) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Wells Fargo Securities, LLC and the officers and directors of the Company listed on Exhibit B hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities of the Company, delivered to the Representatives on or before the date hereof, shall be in full force and effect at the Closing Date and any subsequent Option Time of Delivery, as applicable.

(m) In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company or any subsidiary of the Company hereunder shall be true and correct as of each Option Time of Delivery and, at the relevant Option Time of Delivery, the Representatives, on behalf of the Underwriters, shall have received:

(i) A certificate, dated as of such Option Time of Delivery, of the President or a Vice President of the Company and a principal financial or accounting officer of the Company confirming that the certificate delivered at the Closing Date pursuant to Section 6(h) hereof remains true and correct as of such Option Time of Delivery;

(ii) The written opinion of Baker Botts L.L.P., counsel for the Company, in form and substance satisfactory to you, dated as of such Option Time of Delivery, relating to the Option Securities to be purchased on such Option Time of Delivery and otherwise to the same effect as the opinion required by Section 6(e) hereof;

(iii) The written opinion of Dana C. O’Brien, Esq., Senior Vice President, General Counsel and Assistant Corporate Secretary of the Company, or Monica Karuturi, Esq., Vice President and Associate General Counsel of the Company, in form and substance satisfactory to you, dated as of such Option Time of Delivery, relating to the Option Securities to be purchased on such Option Time of Delivery and otherwise to the same effect as the opinion required by Section 6(d) hereof;

(iv) The written opinion of Hunton Andrews Kurth LLP, counsel for the Underwriters, dated such Option Time of Delivery, relating to the Option Securities to be purchased on such Option Time of Delivery and otherwise to the same effect as the opinion required by Section 6(c) hereof; and

(v) Letters from Deloitte & Touche LLP, in form and substance satisfactory to you and dated such Option Time of Delivery, substantially in the same form and substance as the letters furnished to you pursuant to Section 6(g) hereof, except that the “specified date” in the letters furnished pursuant to this paragraph shall be a date not more than three days prior to such Option Time of Delivery.

7. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, the directors and officers of each Underwriter and each person, if any, who controls each Underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, liabilities or expenses (including the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith as such expenses are incurred), joint or several, which may be based upon either the 1933 Act, or the 1934 Act, or any other statute or at common law, on the ground or alleged ground that the Registration Statement, any preliminary prospectus, the Basic Prospectus, the Preliminary Prospectus, any Permitted Free Writing Prospectus, the Prospectus or any other Issuer Free Writing Prospectus (or any such document, as from time to time amended, or deemed to be amended, supplemented or modified) includes or allegedly includes an untrue statement of material fact or omits or allegedly omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, written information furnished to the Company by, or through the Representatives on behalf of, any Underwriter specifically for use in the preparation thereof, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below; provided that in no case is the Company to be liable with respect to any claims made against any Underwriter, or any such affiliate, director, officer or controlling person unless such Underwriter or such affiliate, director, officer or controlling person shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Underwriter or such affiliate, director, officer or controlling person, but failure to notify the Company of any such claim (i) shall not relieve the Company from liability under this paragraph unless and to the extent the Company did not otherwise learn of such claim and such failure results in the forfeiture by the Company of substantial rights and defenses and (ii) shall not relieve the Company from any liability which it may have to such Underwriter or such affiliate, director, officer or controlling person otherwise than on account of the indemnity agreement contained in this paragraph.

The Company will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if the Company elects to assume the defense, such defense shall be conducted by counsel chosen by it; provided, however, that such counsel shall be reasonably satisfactory to the Underwriters. In the event that the Company elects to assume the defense of any such suit and retains such counsel, the Underwriter or Underwriters or affiliate or affiliates, director or directors, officer or officers, controlling person or persons, defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Company shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include the Underwriter or Underwriters or affiliate or affiliates, director or directors, officer or officers or controlling person or persons and the Underwriter or Underwriters or affiliate or affiliates director or directors, officer or officers or controlling person or persons and the Company have been advised by such counsel that one or more legal defenses may be available to it or them which may not be available to the Company, in which case the Company shall not be entitled to assume the defense of such suit on behalf of such Underwriter or Underwriters or affiliate or affiliates, director or directors, officer or officers or controlling person or persons, notwithstanding their obligation to bear the reasonable fees and expenses of such counsel, it being understood, however, that the Company shall not, in connection with any one such suit or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and not more than one local counsel) at any time for all such Underwriter or Underwriters or affiliate or affiliates director or directors, officer or officers or controlling person or persons, which firm shall be designated in writing by the Representatives. The Company shall not be liable to indemnify any person for any settlement of any such claim effected without the Company’s prior written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the Underwriter or Underwriters or affiliate or affiliates, director or directors, officer or officers or controlling person or persons, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Underwriter or affiliate, director, officer or controlling person is or could have been a party and indemnity was or could have been sought hereunder by such Underwriter or affiliate, director, officer or controlling person, unless such settlement, compromise or consent (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Underwriter or affiliate, director, officer or controlling person. This indemnity agreement will be in addition to any liability which the Company might otherwise have.

(b) Each Underwriter agrees severally and not jointly to indemnify and hold harmless the Company, each of the Company’s directors, each of the Company’s officers who have signed the Registration Statement, and each person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, liabilities or expenses (including the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith as such expenses are incurred), joint or several, which may be based upon the 1933 Act, or any other statute or at common law, on the ground or alleged ground that the Registration Statement, any preliminary prospectus, the Basic Prospectus, the Preliminary Prospectus, any Permitted Free Writing Prospectus, the Prospectus or any other Issuer Free Writing Prospectus (or any such document, as from time to time amended, or deemed to be amended, supplemented or modified) includes or allegedly includes an untrue statement of a material fact or omits or allegedly omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon, and in conformity with, written information furnished to the Company by, or through the Representatives on behalf of, such Underwriter specifically for use in the preparation thereof, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Preliminary Prospectus and the Prospectus: the information in the fifth paragraph, the ninth paragraph, the tenth paragraph and the eleventh paragraph under the heading “Underwriting”; provided that in no case is such Underwriter to be liable with respect to any claims made against the Company or any such director, officer or controlling person unless the Company or any such director, officer or controlling person shall have notified such Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Company or any such director, officer or controlling person, but failure to notify such Underwriter of any such claim (i) shall not relieve such Underwriter from liability under this paragraph unless and to the extent such Underwriter did not otherwise learn of such action and such failure results in the forfeiture by such Underwriter of substantial rights and defenses and (ii) shall not relieve such Underwriter from any liability which it may have to the Company or any such director, officer or controlling person otherwise than on account of the indemnity agreement contained in this paragraph. Such

Underwriter will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if such Underwriter elects to assume the defense, such defense shall be conducted by counsel chosen by it; provided, however, that such counsel shall be reasonably satisfactory to the Company. In the event that such Underwriter elects to assume the defense of any such suit and retain such counsel, the Company or such director, officer or controlling person, defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) such Underwriter shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include the Company or any such director, officer or controlling person and such Underwriter and the Company or such director, officer or controlling person have been advised by such counsel that one or more legal defenses may be available to it or them which may not be available to such Underwriter, in which case such Underwriter shall not be entitled to assume the defense of such suit on behalf of the Company or such director, officer or controlling person, notwithstanding its obligation to bear the reasonable fees and expenses of such counsel, it being understood, however, that such Underwriter shall not, in connection with any one such suit or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and not more than one local counsel) at any time for all of the Company and any such director, officer or controlling person, which firm shall be designated in writing by the Company. Such Underwriter shall not be liable to indemnify any person for any settlement of any such claim effected without such Underwriter’s prior written consent which consent shall not be unreasonably withheld. No Underwriter shall, without the prior written consent of the Company or any such director, officer or controlling person, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which the Company or any such director, officer or controlling person is or could have been a party and indemnity was or could have been sought hereunder by the Company or director, officer or controlling person, unless such settlement, compromise or consent (x) includes an unconditional release of the Company or director, officer or controlling person from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of the Company or any such director, officer or controlling person. This indemnity agreement will be in addition to any liability which such Underwriter might otherwise have.

(c) If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Underwriters from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (c) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (c). Notwithstanding the provisions of this subsection (c), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it were resold exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (c) to contribute are several in proportion to their respective purchase obligations and not joint.

8. Substitution of Underwriters.

If any Underwriter shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder and the number of such Securities which such defaulting Underwriter agreed but failed to purchase does not exceed 10% of the total number of Securities to be then purchased, the non-defaulting Underwriters may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the non-defaulting Underwriters, but if no such arrangements are made by the Closing Date, or any subsequent Option Time of Delivery for Option Securities, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Underwriter agreed but failed to purchase. If any Underwriter or Underwriters shall so default and the number of Securities with respect to which such default or defaults occur exceeds 10% of the total number of Securities to be then purchased and arrangements satisfactory to the non-defaulting Underwriters and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate (provided that if such default occurs with respect to Option Securities after the Closing Date, this Agreement will not terminate as to the Initial Securities or any Option Securities purchased prior to such default).

If the non-defaulting Underwriter or Underwriters or substituted underwriter or underwriters are required hereby or agree to take up all or part of the Securities of the defaulting Underwriter as provided in this Section 8, (i) the Company shall have the right to postpone the Closing Date or any subsequent Option Time of Delivery for Option Securities, for a period of not more than five full business days, in order that the Company may effect whatever changes may thereby be made necessary in the Registration Statement, Pricing Disclosure Package or Prospectus or in any other documents or arrangements, and the Company agrees to promptly file any amendments to the Registration Statement or supplements to the Prospectus which may thereby be made necessary, and (ii) the respective number of Securities which the non-defaulting

Underwriters or substituted purchaser or purchasers shall thereafter be obligated to purchase shall be taken as the basis of their underwriting obligation for all purposes of this Agreement. Nothing herein contained shall relieve any defaulting Underwriter of its liability to the Company or the non-defaulting Underwriters for damages occasioned by its default hereunder. Any termination of this Agreement pursuant to this Section 8 shall be without liability on the part of the non-defaulting Underwriters or the Company, other than as provided in Sections 7 and 10.

9. Survival of Indemnities, Representations, Warranties, etc.

The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

10. Termination.

If this Agreement shall be terminated pursuant to Section 8 or if for any reason the purchase of the Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Underwriters pursuant to Section 7 shall remain in effect. If the purchase of the Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 8, or the occurrence of any event specified in clause (iii), (iv), (v) or (vi) of Section 6(b), the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Securities.

11. Notices; Affiliates.

(a) In all dealings hereunder, the Representatives shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by the Representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and (i) if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to the Underwriters in care of Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, New York 10036, Attention: Investment Banking Division (Fax: (212) 507-8999); Goldman Sachs & Co. LLC at 200 West Street, New York, New York 10282, facsimile number (212) 902-3000, Attention: Registration Department; Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel (Fax: (646) 291-1469); and Wells Fargo Securities, LLC, 375 Park Avenue, New York, NY 10152, Attention: Equity Syndicate Department (Fax: (212) 214-5918); and (ii) if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the Company, 1111 Louisiana Avenue, Houston, Texas 77002, Attention: Monica Karuturi, Esq. (facsimile number: 713-207-0141). Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

12. Successors.

This Agreement shall inure to the benefit of and be binding upon the several Underwriters and the Company and their respective successors and the affiliates, directors, officers and controlling persons referred to in Section 7 of this Agreement. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be, and being, for the sole and exclusive benefit of such persons and for the benefit of no other person; except that the representations, warranties, covenants, agreements and indemnities of the Company contained in this Agreement shall also be for the benefit of the person or persons, if any, who control any Underwriter within the meaning of the 1933 Act or the 1934 Act, and the representations, warranties, covenants, agreements and indemnities of the several Underwriters shall also be for the benefit of each director of the Company, each person who has signed the Registration Statement and the person or persons, if any, who control the Company within the meaning of the 1933 Act.

13. Relationship.

The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction each Underwriter is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Underwriters, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

14. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

15. Waiver of Jury Trial.

Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

16. Patriot Act.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the names and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

17. Counterparts.

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or any other rapid transmission device designed to produce a written record of the communication transmitted shall be as effective as delivery of a manually executed counterpart thereof.

If the foregoing is in accordance with your understanding, please sign and return to us the enclosed duplicate hereof and upon the acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

[Signature Pages Follow]

Very truly yours,

CENTERPOINT ENERGY, INC.

By:	/s/ William D. Rogers
	Name:	William D. Rogers
	Title:	Executive Vice President and Chief Financial Officer

Accepted as of the date hereof:

MORGAN STANLEY & CO. LLC

By:	/s/ James J. Watts
Name:	James J. Watts
Title:	Vice President

GOLDMAN SACHS & CO. LLC

By:	/s/ Adam Greene
Name:	Adam Greene
Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Sandip Sen
Name:	Sandip Sen
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Kevin Brillhart
Name:	Kevin Brillhart
Title:	Director

For Themselves and as Representatives of the Underwriters Listed on Schedule I

SCHEDULE I

Number of Initial Securities to be Purchased
Morgan Stanley & Co. LLC	12,110,092
Goldman Sachs & Co. LLC	12,110,092
Citigroup Global Markets Inc.	4,238,532
Wells Fargo Securities, LLC	4,238,532
Barclays Capital Inc.	3,027,523
Credit Suisse Securities (USA) LLC	3,027,523
Deutsche Bank Securities Inc.	3,027,523
J.P. Morgan Securities LLC	3,027,523
Mizuho Securities USA LLC	3,027,523
MUFG Securities Americas Inc.	3,027,523
RBC Capital Markets, LLC	3,027,523
BTIG, LLC	968,807
PNC Capital Markets LLC	968,807
Regions Securities LLC	968,807
TD Securities (USA) LLC	968,807
The Williams Capital Group, L.P.	787,156
BNY Mellon Capital Markets, LLC	605,505
Comerica Securities, Inc.	605,505
Evercore Group L.L.C.	272,477
WR Securities, LLC	272,477
R. Seelaus & Co., Inc.	121,101
Samuel A. Ramirez & Company, Inc.	121,101

Total	60,550,459

SCHEDULE II

PRICING TERM SHEET

Pricing Term Sheet	Free Writing Prospectus
dated as of September 25, 2018	Filed pursuant to Rule 433
Relating to the
Preliminary Prospectus Supplements each dated September 24, 2018 to the
Prospectus dated September 24, 2018
Registration No. 333-215833

CenterPoint Energy, Inc.

Concurrent Offerings of

60,550,459 Shares of Common Stock, par value $0.01 per Share (the “Common Stock”)

(the “Common Stock Offering”)

and

17,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

7.00% Series B Mandatory Convertible Preferred Stock

(the “Depositary Shares Offering”)

The information in this pricing term sheet relates only to the Common Stock Offering and the Depositary Shares Offering and should be read together with (i) the preliminary prospectus supplement dated September 24, 2018 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, (ii) the preliminary prospectus supplement dated September 24, 2018 relating to the Depositary Shares Offering (the “Depositary Shares Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and (iii) the related base prospectus dated September 24, 2018, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration No. 333-215833. Neither the Common Stock Offering nor the Depositary Shares Offering is contingent on the successful completion of the other offering. Terms not defined in this pricing term sheet have the meanings given to such terms in the Common Stock Preliminary Prospectus Supplement or the Depositary Shares Preliminary Prospectus Supplement, as applicable. CenterPoint Energy, Inc. has increased the size of the Common Stock Offering to 60,550,459 shares of Common Stock (or 69,633,027 shares of Common Stock if the underwriters’ over-allotment option is exercised in full) and the size of the Depositary Shares Offering to 17,000,000 Depositary Shares (or 19,550,000 Depositary Shares if the underwriters’ over-allotment option is exercised in full), and conforming changes will be deemed to be made where applicable throughout the Common Stock Preliminary Prospectus Supplement and Depositary Shares Preliminary Prospectus Supplement to reflect such increases in the size of the offerings. All references to dollar amounts are references to U.S. dollars.

Issuer:	CenterPoint Energy, Inc.

Ticker / Exchange for the Common Stock:	CNP / The New York Stock Exchange (“NYSE”) and The Chicago Stock Exchange

Trade Date:	September 26, 2018.

Settlement Date:	October 1, 2018 (T + 3).

Use of Proceeds:

The Issuer estimates that the net proceeds to it from the Common Stock Offering, after deducting issuance costs and discounts for the Common Stock Offering, will be approximately $1,604 million (or approximately $1,844 million if the underwriters in the Common Stock Offering exercise their option to purchase additional shares of Common Stock to cover over-allotments, if any, in full) and that the net proceeds to it from the Depositary Shares Offering, after deducting issuance costs and discounts for the Depositary Shares Offering, will be approximately $826 million (or approximately $950 million if the underwriters in the Depositary Shares Offering exercise their option to purchase additional Depositary Shares to cover over-allotments, if any, in full). The Issuer intends to use the net proceeds from the Common Stock Offering, the Depositary Shares Offering, the Series A Preferred Stock Offering and the Merger Debt Financings, as well as cash on hand, to fund the Merger Consideration and to pay related fees and expenses.

See “Use of Proceeds” in the Common Stock Preliminary Prospectus Supplement and the Depositary Shares Preliminary Prospectus Supplement.

Common Stock Offering

Common Stock Offered:	60,550,459 shares of Common Stock

Over-Allotment Option:	9,082,568 additional shares of Common Stock

NYSE Last Reported Sale Price of the Common Stock on September 25, 2018:	$27.65 per share

	Per Share of Common Stock	Total
Public Offering Price	$27.25	$1,650,000,007.75
Underwriting Discount	$0.75	$45,412,844.25
Proceeds, before expenses, to the Issuer	$26.50	$1,604,587,163.50

CUSIP / ISIN:	15189T107 / US15189T1079

Joint Book-Running Managers:

Morgan Stanley & Co. LLC

Goldman Sachs & Co. LLC

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Senior Co-Managers	Mizuho Securities USA LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

BTIG, LLC

Comerica Securities, Inc.

Evercore Group L.L.C.

PNC Capital Markets LLC

R. Seelaus & Co., Inc.

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

WR Securities, LLC

Depositary Shares Offering

Depositary Shares Offered:	17,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of the Issuer’s 7.00% Series B Mandatory Convertible Preferred Stock (the “Series B Preferred Stock”). At settlement of the Depositary Shares Offering, the Issuer will issue 850,000 shares of Series B Preferred Stock, subject to the underwriters’ option to purchase additional Depositary Shares to cover over-allotments, if any.

Over-Allotment Option:	2,550,000 additional Depositary Shares (corresponding to 127,500 additional shares of the Series B Preferred Stock).

	Per Depositary Share	Total
Public Offering Price	$50.00	$850,000,000
Underwriting Discount	$1.375	$23,375,000
Proceeds, before expenses, to the Issuer	$48.625	$826,625,000

Dividends:

7.00% of the liquidation preference of $1,000 per share of the Series B Preferred Stock per year. Dividends will accumulate from the Settlement Date and, to the extent that the Issuer is legally permitted to pay dividends and its board of directors, or an authorized committee thereof, declares a dividend payable with respect to the Series B Preferred Stock, the Issuer will pay such dividends in cash or, subject to certain limitations, by delivery of shares of Common Stock or through any combination of cash and shares of Common Stock, as determined by the Issuer in its sole discretion; provided that any unpaid dividends will continue to accumulate.

The expected dividend payable on the first Dividend Payment Date (as defined below) is approximately $11.6667 per share of Series B Preferred Stock (equivalent to approximately $0.5833 per Depositary Share). Each subsequent dividend is expected to be $17.50 per share of Series B Preferred Stock (equivalent to $0.8750 per Depositary Share).

Dividend Record Dates:	The February 15, May 15, August 15 or November 15 immediately preceding the relevant Dividend Payment Date.

Dividend Payment Dates:	March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2018 and ending on, and including, September 1, 2021.

Acquisition Termination Redemption:	If the Vectren Merger has not closed at or prior to 5:00 p.m., New York City time, on April 21, 2019 or if an acquisition termination event (as defined in the Depositary Shares Preliminary Prospectus Supplement) occurs, the Issuer may, at its option, give notice of an acquisition termination redemption to the holders of the Series B Preferred Stock. If the Issuer provides such notice, then, on the acquisition termination redemption date (as defined in the Depositary Shares Preliminary Prospectus Supplement), the Issuer will be required to redeem the Series B Preferred Stock, in whole but not in part, at a redemption amount per share of the Series B Preferred Stock equal to the acquisition termination redemption amount (as defined in the Depositary Shares Preliminary Prospectus Supplement). The Issuer will pay the acquisition termination redemption amount in cash unless the acquisition termination share price (as defined in the

Depositary Shares Preliminary Prospectus Supplement) is greater than the Initial Price (as defined below), in which case the Issuer will instead pay the acquisition termination redemption amount by delivering shares of Common Stock and cash; provided, that the Issuer may elect, subject to certain limitations, to pay cash or deliver shares of Common Stock in lieu of these amounts as described in the Depositary Shares Preliminary Prospectus Supplement. If the Issuer redeems shares of the Series B Preferred Stock held by the depositary, the depositary will redeem, on the same acquisition termination redemption date, the number of Depositary Shares representing the shares of Series B Preferred Stock so redeemed. See “Description of Our Series B Preferred Stock—Acquisition Termination Redemption” and “Description of Our Depositary Shares—Redemption” in the Depositary Shares Preliminary Prospectus Supplement.

Mandatory Conversion Date:	The second business day immediately following the last trading day of the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding September 1, 2021. The Mandatory Conversion Date is expected to be September 1, 2021.

Initial Price:	$27.2494, which is equal to $1,000, divided by the Maximum Conversion Rate (as defined below), rounded to the nearest $0.0001.

Threshold Appreciation Price:	$32.6990, which represents an appreciation over the Initial Price of approximately 20.0% and is equal to $1,000, divided by the Minimum Conversion Rate (as defined below), rounded to the nearest $0.0001.

Floor Price:	$9.5373 (approximately 35% of the Initial Price).

Conversion Rate per Share of Series B Preferred Stock:

Upon conversion on the Mandatory Conversion Date, the conversion rate for each share of Series B Preferred Stock will not be more than 36.6980 shares of Common Stock and not less than 30.5820 shares of Common Stock (respectively, the “Maximum Conversion Rate” and the “Minimum Conversion Rate”), depending on the applicable market value (as defined in the Depositary Shares Preliminary Prospectus Supplement) of the Common Stock, as described below and subject to certain anti-dilution adjustments. Correspondingly, the conversion rate per Depositary Share will be not more than 1.8349 shares of Common Stock and not less than 1.5291 shares of Common Stock.

The following table illustrates the conversion rate per share of the Series B Preferred Stock, subject to certain anti-dilution adjustments described in the Depositary Shares Preliminary Prospectus Supplement, based on the applicable market value of the Common Stock:

	Applicable Market Value of the Common Stock	Conversion Rate per Share of Series B Preferred Stock

	Greater than the Threshold Appreciation Price	30.5820 shares of Common Stock

	Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between 30.5820 and 36.6980 shares of Common Stock, determined by dividing $1,000 by the applicable market value

	Less than the Initial Price	36.6980 shares of Common Stock

The following table illustrates the conversion rate per Depositary Share, subject to certain anti-dilution adjustments described in the Depositary Shares Preliminary Prospectus Supplement, based on the applicable market value of the Common Stock:

	Applicable Market Value of the Common Stock	Conversion Rate per Depositary Share

	Greater than the Threshold Appreciation Price Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price Less than the Initial Price	1.5291 shares of Common Stock Between 1.5291 and 1.8349 shares of Common Stock, determined by dividing $50 by the applicable market value 1.8349 shares of Common Stock

Optional Conversion:	Other than during a fundamental change conversion period (as defined in the Depositary Shares Preliminary Prospectus Supplement), and unless the Issuer has redeemed the Series B Preferred Stock, a holder of Series B Preferred Stock may, at any time prior to September 1, 2021, elect to convert such holder’s shares of Series B Preferred Stock, in whole or in part, at the Minimum Conversion Rate of 30.5820 shares of Common Stock per share of Series B Preferred Stock (equivalent to 1.5291 shares of Common Stock per Depositary Share), subject to certain anti-dilution and other adjustments, as described in the Depositary Shares Preliminary Prospectus Supplement. Because each Depositary Share represents a 1/20th fractional interest in a share of Series B Preferred Stock, a holder of Depositary Shares may only convert its Depositary Shares in lots of 20 Depositary Shares.

Fundamental Change:

If a fundamental change (as defined in the Depositary Shares Preliminary Prospectus Supplement) occurs on or prior to September 1, 2021, holders of the Series B Preferred Stock will have the right to convert their shares of Series B Preferred Stock, in whole or in part, into shares of Common Stock at the fundamental change conversion rate (as defined in the Depositary Shares Preliminary Prospectus Supplement) during the period beginning on, and including, the effective date (as defined in the Depositary Shares Preliminary Prospectus Supplement) of such fundamental change and ending on, and including, the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than September 1, 2021). The holders who convert shares of the Series B Preferred Stock during that period will also receive a make-whole dividend amount (as defined in the Depositary Shares Preliminary Prospectus Supplement) comprised of a fundamental change dividend make-whole amount (as defined in the Depositary Shares Preliminary Prospectus Supplement) and to the extent there is any, the accumulated dividend amount (as defined in the Depositary Shares Preliminary Prospectus Supplement).

The following table sets forth the fundamental change conversion rate per share of Series B Preferred Stock based on the effective date of the fundamental change and the stock price (as defined in the Depositary Shares Preliminary Prospectus Supplement) in the fundamental change:

	Stock Price
Effective Date	$10.00	$20.00	$27.25	$28.00	$30.00	$32.70	$37.50	$45.00	$55.00	$70.00	$100.00
October 1, 2018	26.4720	29.8600	29.7120	29.6200	29.3320	28.9420	28.4700	28.3480	28.6000	28.9660	29.3820
September 1, 2019	29.5840	32.0480	31.3260	31.1460	30.6100	29.9040	29.1060	29.0280	29.2400	29.4900	29.7720
September 1, 2020	33.0760	34.4220	33.2700	32.9540	31.9740	30.7620	29.7960	29.7680	29.8980	30.0280	30.1700
September 1, 2021	36.6980	36.6980	36.6980	35.7140	33.3340	30.5820	30.5820	30.5820	30.5820	30.5820	30.5820

The exact stock price and effective date may not be set forth on the table, in which case:

•  if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per share of Series B Preferred Stock will be determined by straight-line interpolation between the fundamental change conversion rates per share of Series B Preferred Stock set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•  if the stock price is in excess of $100.00 per share (subject to adjustment in the same manner as the prices in the column headings of the table above as described in the Depositary Shares Preliminary Prospectus Supplement), then the fundamental change conversion rate per share of Series B Preferred Stock will be the Minimum Conversion Rate, subject to adjustment as described in the Depositary Shares Preliminary Prospectus Supplement; and

•  if the stock price is less than $10.00 per share (subject to adjustment in the same manner as the prices in the column headings of the table above as described in the Depositary Shares Preliminary Prospectus Supplement), then the fundamental change conversion rate per share of Series B Preferred Stock will be the Maximum Conversion Rate, subject to adjustment as described in the Depositary Shares Preliminary Prospectus Supplement.

The following table sets forth the fundamental change conversion rate per Depositary Share based on the effective date of the fundamental change and the stock price in the fundamental change:

	Stock Price
Effective Date	$10.00	$20.00	$27.25	$28.00	$30.00	$32.70	$37.50	$45.00	$55.00	$70.00	$100.00
October 1, 2018	1.3236	1.4930	1.4856	1.4810	1.4666	1.4471	1.4235	1.4174	1.4300	1.4483	1.4691
September 1, 2019	1.4792	1.6024	1.5663	1.5573	1.5305	1.4952	1.4553	1.4514	1.4620	1.4745	1.4886
September 1, 2020	1.6538	1.7211	1.6635	1.6477	1.5987	1.5381	1.4898	1.4884	1.4949	1.5014	1.5085
September 1, 2021	1.8349	1.8349	1.8349	1.7857	1.6667	1.5291	1.5291	1.5291	1.5291	1.5291	1.5291

The exact stock price and effective date may not be set forth on the table, in which case:

•  if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per Depositary Share will be determined by straight-line interpolation between the fundamental change conversion rates per Depositary Share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•  if the stock price is in excess of $100.00 per share (subject to adjustment in the same manner as the prices in the column headings of the table above as described in the Depositary Shares Preliminary Prospectus Supplement), then the fundamental change conversion rate per Depositary Share will be the Minimum Conversion Rate, divided by 20, subject to adjustment as described in the Depositary Shares Preliminary Prospectus Supplement; and

•  if the stock price is less than $10.00 per share (subject to adjustment in the same manner as the prices in the column headings of the table above as described in the Depositary Shares Preliminary Prospectus Supplement), then the fundamental change conversion rate per Depositary Share will be the Maximum Conversion Rate, divided by 20, subject to adjustment as described in the Depositary Shares Preliminary Prospectus Supplement.

Because each Depositary Share represents a 1/20th fractional interest in a share of Series B Preferred Stock, a holder of Depositary Shares may only convert its Depositary Shares upon the occurrence of a fundamental change in lots of 20 Depositary Shares.

Discount Rate for Purposes of Fundamental Change Dividend Make-Whole Amount:	The discount rate for purposes of determining the fundamental change dividend make-whole amount (as defined in the Depositary Shares Prospectus Supplement) is 4.08% per annum.

Listing:	The Issuer intends to apply to list the Depositary Shares on the NYSE under the symbol “CNPPRB.”

CUSIP / ISIN for the Depositary Shares:	15189T503 / US15189T5039

CUSIP / ISIN for the Series B Preferred Stock:	15189T404 / US15189T4040

Joint Book-Running Managers:

Morgan Stanley & Co. LLC

Goldman Sachs & Co. LLC

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Senior Co-Managers:	Mizuho Securities USA LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

Evercore Group L.L.C.

PNC Capital Markets LLC

R. Seelaus & Co., Inc.

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

WR Securities, LLC

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplements for the offerings) with the U.S. Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the Common Stock Preliminary Prospectus Supplement or the Depositary Shares Preliminary Prospectus Supplement, as the case may be, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Common Stock Offering and the Depositary Shares Offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from (i) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014, by calling (866) 718-1649 or by emailing prospectus@morganstanley.com, (ii) Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, or by emailing prospectus-ny@ny.email.gs.com, (iii) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146, (iv) Wells Fargo Securities, LLC, 375 Park Avenue, New York, NY 10152, Attention: Equity Syndicate Department, or by telephone at 1-800-326-5897, or by email at cmclientsupport@wellsfargo.com, (v) Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-888-603-5847 or by email at barclaysprospectus@broadridge.com, (vi) Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone (800) 221-1037, or email: newyork.prospectus@credit-suisse.com, (vii) Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by telephone at (800) 503-4611 or by emailing prospectus.CPDG@db.com or (viii) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (866) 803-9204.

This communication should be read in conjunction with the Common Stock Preliminary Prospectus Supplement or the Depositary Shares Preliminary Prospectus Supplement, as the case may be, and the accompanying prospectus. The information in this communication supersedes the information in the Common Stock Preliminary Prospectus Supplement or the Depositary Shares Preliminary Prospectus Supplement, as the case may be, and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

PRICING DISCLOSURE PACKAGE

1)	Preliminary Prospectus dated September 24, 2018

2)	Pricing Term Sheet attached as Schedule II hereto

SCHEDULE IV

PERMITTED FREE WRITING PROSPECTUSES

1)	Pricing Term Sheet attached as Schedule II hereto

2)	Electronic Roadshow dated the week of September 24, 2018

EXHIBIT A

FORM LOCK-UP AGREEMENT

[Letterhead of director or executive officer of the Company]

                    , 2018

Morgan Stanley & Co. LLC

Goldman Sachs & Co. LLC

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

As Representatives of the Underwriters

Ladies and Gentlemen:

This letter is being delivered to you in connection with a proposed Underwriting Agreement (the “Underwriting Agreement”) between CenterPoint Energy, Inc., a Texas corporation (the “Company”), and each of you, as representatives of the several Underwriters named therein, whereby the Underwriters have agreed to purchase shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the Underwriting Agreement. Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

In order to induce you and the other Underwriters to purchase the Securities pursuant to the Underwriting Agreement, the undersigned will not, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, (i) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the U.S. Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any shares of Common Stock of the Company or any securities convertible or exercisable or exchangeable for such Common Stock, or publicly announce an intention to effect any such transaction, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 60 days after the date of the Underwriting Agreement, other than (a) transactions related to Common Stock or other securities convertible into or exchangeable for Common Stock of the Company acquired in open market transactions after the completion of the offering described in the immediately preceding paragraph; provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in

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connection with such forfeiture, cancellation, withholding, surrender or delivery, other than a filing on Form 4, (b) transfers or dispositions of units in the fund holding the Company’s Common Stock under the CenterPoint Energy, Inc. Savings Plan, (c) transfers or dispositions to the Company for the purpose of satisfying any tax withholding obligations of the Company pursuant to the Company’s employee or non-employee director stock option plans, benefit plans or long-term incentive plans (d) transfers or dispositions of Common Stock as a bona fide gift if the transferee agrees to be bound by the foregoing restrictions; provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such forfeiture, cancellation, withholding, surrender or delivery, other than a filing on Form 4 (e) transactions under a plan established under Rule 10b5-1 under the Exchange Act, prior to the date hereof, provided that to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made, such filing or announcement shall include a statement that such transaction was made pursuant to a plan established under Rule 10b5-1 under the Exchange Act, or (f) transfers of shares of the Company’s Common Stock, Mandatory Convertible Preferred Stock or any securities convertible or exercisable or exchangeable for such Mandatory Convertible Preferred Stock or Common Stock either during the undersigned’s lifetime or on death (i) by will or intestacy, (ii) to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family, or (iii) by operation of law pursuant to a domestic relations order in connection with a divorce settlement or other court order, provided that each such transferee shall sign and deliver to Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC a lock-up letter substantially in the form of this letter; provided, that, for purposes of this letter, “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Very truly yours,

By:
Name:
Title:

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EXHIBIT B

Directors and executive officers of the Company

Scott M. Prochazka	President and Chief Executive Officer and Director
William D. Rogers	Executive Vice President and Chief Financial Officer
Tracy B. Bridge	Executive Vice President and President, Electric Division
Kristie L. Colvin	Senior Vice President and Chief Accounting Officer
Scott E. Doyle	Senior Vice President, Natural Gas Distribution
Joseph J. Vortherms	Senior Vice President, Energy Services
Dana C. O’Brien	Senior Vice President and General Counsel
Sue B. Ortenstone	Senior Vice President and Chief Human Resources Officer
Leslie D. Biddle	Director
Milton Carroll	Director, Executive Chairman
Scott J. McLean	Director
Martin H. Nesbitt	Director
Theodore F. Pound	Director
Susan O. Rheney	Director
Phillip R. Smith	Director
John W. Somerhalder II	Director
Peter S. Wareing	Director

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